Exhibit 99.1

Strive Announces Board of Directors and Initial Bitcoin Strategy

The Strive, Inc. (“Strive”; Nasdaq: ASST) board, chaired by CEO Matt Cole, is stacked with experienced Bitcoin executives including Shirish Jajodia (Strategy), Ben Werkman (Swan), Pierre Rochard (The Bitcoin Bond Company), James Lavish (The Bitcoin Opportunity Fund), and Avik Roy (FREOPP).

Strive started its life as a public company with 69 Bitcoin acquired via a Section 351 exchange as part of the merger with Asset Entities, Inc. The company plans to further its Bitcoin strategy with the net proceeds from its $750 million financing round announced in May 2025 and a potential additional $750 million within a year from the exercise of warrants.

Strive is a well-known-seasoned-issuer (WKSI) and has filed a S-3 ASR shelf registration, enabling the company to raise additional capital utilizing a wide-range of financing tools, including:

●	An at-the-market (ATM) program of up to $450 million in potential total proceeds.

●	Potential debt and debt-like offerings. Strive currently has an equity-only capital structure and has ambitions to issue a publicly traded perpetual preferred equity security in 2025 to purchase additional Bitcoin in an accretive manner that the company believes will further amplify the Bitcoin exposure for common equity shareholders.

The company has also implemented a stock repurchase program of up to $500 million, which can be accessed depending on market conditions.

DALLAS, TEXAS (September 15, 2025) — Strive, Inc. (“Strive” or the “Company”) (Nasdaq: ASST) the first publicly traded asset management Bitcoin treasury company, today announced a series of strategic decisions.

Strive announced its full Board of Directors:

●	Chairman Matt Cole, CEO of Strive, Inc.

●	Ben Pham, CFO of Strive, Inc.

●	Logan Beirne, CLO of Strive, Inc.

●	Arshia Sarkhani, CMO of Strive, Inc.

●	Shirish Jajodia, Corporate Treasurer at Strategy, Inc.

●	Pierre Rochard, CEO of The Bitcoin Bond Company

●	Ben Werkman, CIO of Swan, Inc.

●	James Lavish, Managing Partner, Portfolio Manager of The Bitcoin Opportunity Fund

●	Avik Roy, Co-Founder & Chairman of the Foundation for Research on Equal Opportunity

●	Mahesh Ramakrishnan, Co-Founder & Managing Partner of EV3 Ventures

●	Jonathan Macey, Yale Professor of Corporate Law, Corporate Finance, and Securities Law

●	Jeff Walton, VP of Bitcoin Strategy – Board observer

“A mission aligned board is essential for a Bitcoin treasury company to achieve its goals,” said Matt Cole, Chairman & CEO of Strive. “Our board and executive team have world-class expertise in Bitcoin, Bitcoin treasury management, capital markets, policy, and governance. We have quickly developed a strong working chemistry that is rare, and I believe will drive substantial shareholder value. We intentionally put together this team to enable Strive to lead with an unwavering focus on Bitcoin accumulation, strategic decision making, and fiduciary duty in service of our mission to increase Bitcoin per share and outperform Bitcoin over the long run.”

The company announced further details regarding its Bitcoin accumulation strategy. Starting with initial Bitcoin holdings of 69 Bitcoin raised via a 351 exchange, the company raised $750 million in financing with up to an additional $750 million in financing from warrants over the first 12 months. In addition, the company qualified as a well-known-seasoned-issuer (WKSI) for its shelf registration. In conjunction with the WKSI shelf registration, the company announced both a $450 million at-the-market offering, in addition to a $500 million stock repurchase program to maintain maximum balance sheet flexibility in increasing Bitcoin per share.

Strive also announced ambitions to leverage its shelf registration to issue a publicly registered perpetual preferred equity security to purchase additional Bitcoin in an accretive manner that the company believes will further amplify the Bitcoin exposure for common equity shareholders, while also offering an attractive risk-adjusted income opportunity through the preferred equity security for yield focused investors.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, any shares of Strive’s Class A common stock.

About Strive

Strive is the first publicly traded asset management Bitcoin treasury company. The Company is focused on increasing Bitcoin per share to outperform Bitcoin over the long run.

Since launching its first ETF in August 2022, Strive Asset Management, LLC, a direct, wholly owned subsidiary of Strive and an SEC-registered investment adviser, has grown to manage over $2 billion in assets.

Learn more at strive.com and follow the company on X at @strive.

Strive Media Contact:

media@strive.com

Investor Contact:

ir@strive.com

Cautionary Statement Regarding Forward-Looking Statements

Certain statements herein and the documents incorporated herein by reference may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 3b-6 promulgated thereunder, which statements involve inherent risks and uncertainties. Such statements are often characterized by the use of qualified words (and their derivatives) such as “may,” “will,” “anticipate,” “could,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “project,” “predict,” “potential,” “assume,” “forecast,” “target,” “budget,” “outlook,” “trend,” “guidance,” “objective,” “goal,” “strategy,” “opportunity,” and “intend,” as well as words of similar meaning or other statements concerning opinions or judgment of Strive or its management about future events. Forward-looking statements are based on assumptions as of the time they are made and are subject to risks, uncertainties and other factors that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results expressed or implied by such forward-looking statements.

Although Strive believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results of Strive will not differ materially from any projected future results expressed or implied by such forward-looking statements. Additional factors that could cause results to differ materially from those described above can be found in Strive’s most recent annual report on Form 10-K for the fiscal year ended December 31, 2024, quarterly reports on Form 10-Q, and other documents subsequently filed by Strive with the SEC. The actual results anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on Strive. Investors are cautioned not to rely too heavily on any such forward-looking statements. Forward-looking statements speak only as of the date they are made and Strive undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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